Exhibit 10.3

CANNASOUL ANALYTICS LTD.

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 24th day of October 2023, by and among Cannasoul Analytics Ltd.., Reg. No. 515782894, a company incorporated under the laws of the State of Israel (the “Company”), the founders of the Company listed on Schedule A attached hereto (the “Founders”), and the investors listed on Schedule B attached hereto (each, an “Investor” and collectively, the “Investors”, and together with the Founders, the “Shareholders”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Ordinary Shares and possess registration rights, and other rights pursuant to that certain Investors’ Rights Agreement dated as of 1 July 2018, by and among the Company, Professor David (Dedi) Meiri (the “Founder”) and such Existing Investors (the “Prior Agreement”); and

WHEREAS, certain of the Investors (the “Additional Existing Investors”) hold shares of the Company’s Ordinary Shares and possess registration rights, information rights, and other rights pursuant to that certain Share Purchase Agreement dated as of 1 July 2019, by and among the Company and such Additional Existing Investors (the “Prior SPA”); and

WHEREAS, the parties to the Prior Agreement and the Prior SPA desire to amend and restate the Prior Agreement in its entirety and to terminate certain provision so the Prior SPA and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement and certain rights granted to them under the Prior SPA; and

WHEREAS, certain of the Investors are parties to that certain Series A Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (the “Series A Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, the Existing Investors and the Additional Existing Investors, and the Company.

WHEREAS, in order to induce the Investors to invest funds in the Company pursuant to the Series A Agreement, the Company, the Founder the Existing Investors and the Additional Existing Investors agree that this Agreement shall govern, inter alia, certain rights of the Shareholders to cause the Company to register Ordinary Shares (as defined below) issued or issuable to them and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated and replaced in its entirety by this Agreement, and the parties further hereby agree as follows:

1.	Registration Rights.

1.1	Definitions. For purposes of this Agreement:

(i)	The term “Act” means the US Securities Act of 1933, as amended.

(ii)	The term “Articles” means the Company’s Amended and Restated Articles of Association in effect as of the date of the Closing (as such term is defined in the Series A Agreement), as amended from time to time.

(iii)	The term “Board” means the Company’s board of directors.

(iv)	The term “Business Day” shall have the meaning set forth in the Articles.

(v)	The terms “Form S-3” and “Form F-3” mean such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(vi)	The term “Holder” means any holder of Registrable Securities who is a party to this Agreement, or any permitted assignee thereof in accordance with Section 1.12 hereof to whom rights have been duly assigned in accordance thereof.

(vii)	The term “Initial Offering” means the Company’s first underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Act or under equivalent securities law of another jurisdiction which such other jurisdiction shall be acceptable to holders of majority of the Company’s Preferred Shares on an as converted basis.

(viii)	The term “Major Holder” shall mean any Investor who holds at least five (5) per cent of the issued and outstanding share capital of the Company.

(ix)	The term “Ordinary Shares” shall have the meaning set forth in the Articles.

(x)	The term “Preferred Shares” shall have the meaning set forth in the Articles.

(xi)	The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(xii)	The term “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares, (ii) any Ordinary Shares held by an Investor or issuable or issued upon conversion of any other securities of the Company held by an Investor, (iii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend, share split or other distribution with respect to, or in exchange for or conversion into, or in replacement of, the shares referenced in (i) above in each case in connection with any merger, consolidation, reclassification, recapitalization or similar event, excluding in all cases, however, (a) any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not duly assigned, and (b) any securities that may be sold pursuant to Rule 144 under the Act (or similar rule).

(xiii)	The number of shares of "Registrable Securities then outstanding" shall be determined by the number of Ordinary Shares outstanding, which are Registrable Securities, calculated on an as-converted basis.

(xiv)	The term “1934 Act” means the US federal Securities Exchange Act of 1934, as amended.

1.2	Request for Registration.

(i)             Subject to the conditions of this Section 1.2, if at any time after six (6) months of the effective date of an Initial Offering and ending five (5) years thereafter, but subject to Section 1.13 and to the terms of any “lock-up agreement” entered into between the underwriters of the Company’s Initial Offering and a Holder (unless waived by such underwriters), the Company shall receive a written request from the Holders of at least 40% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities, provided that the anticipated offer price would exceed $5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders of Registrable Securities, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, the registration under the Act of all Registrable Securities that such Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(i).

(ii)            If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(i). The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to a majority in interest of the Initiating Holders In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).

(iii)           Notwithstanding any other provision of this Agreement, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities then held by each such Holder out of the number of Registrable Securities then held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(iv)           The Company shall not be required to effect a registration pursuant to this Section 1.2:

(b) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective (a registration shall be counted as “effected” for purposes of this Section 1.2 even if the Initiating Holders (i) withdrew their request for such registration (except, if at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information), (ii) elected not to pay the registration expenses therefor, and (iii) forfeited their right to one demand registration statement hereunder, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 1.2); provided that a registration shall not be counted as “effected” if, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included;

(c) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(d) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered under the Act pursuant to a request made pursuant to Subsection 1.4; or

(e) if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time (or, if a registration statement has been filed, it would be seriously detrimental to the Company or its shareholders for such registration statement to become effective or remain effective for as long as such registration statement otherwise would be required to remain effective), in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

1.3           Company Registration. Other than in connection with a request for registration pursuant to Section 1.2 or 1.4 of this Agreement, if (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in an employee benefit plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.6, the Company shall, subject to the provisions of Section 1.3(i), cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be included in such registration on the terms set forth in this Agreement. Prior to the commencement of any “road show,” any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the registration under this Section 1.3 as to which such withdrawal was made.

(i)             Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration or offering. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(ii)            Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s share capital, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless the Holders accept the terms of the underwriting, in customary form, as agreed upon between the Company and the underwriters selected by it, and enter into such underwriting agreement, and then only in such quantity as the underwriters determine in their sole discretion will not materially and adversely jeopardize the success of the offering by the Company. Notwithstanding any other provision of this Agreement, if the total number of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the number of securities sold other than by the Company that the underwriters determine in their sole discretion could materially and adversely jeopardize the success of the offering, then the Company shall be required to include in the offering only that number of such securities that the underwriters determine in their sole discretion will not materially and adversely jeopardize the success of the offering, the securities so included to be apportioned as follows: (i) first, to the Company, and (ii) second, among the Holders of Registrable Securities held by the Investors requested to be included in such offering, on a pro rata basis relative to their holding among the Registrable Securities;. Any Registrable Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(iii)           For purposes of the preceding section concerning apportionment, for any shareholder that is a Holder of Registrable Securities that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons or any entity that controls or is controlled by or is under common control or management with the respective Holder, shall be deemed to be a single “Holder,” as applicable and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

(iv)           Not a Demand Registration. Registration pursuant to this Section 1.3 shall not be deemed a demand registration as described in Section 1.2 or Section 1.4.

1.4           Form S-3 or Form F-3 Registration. In case the Company shall receive from the Holders of at least 10% of the Registrable Securities then outstanding (the “F-3 Holders”), a written request or requests that the Company effect a registration on Form S-3 or Form F-3, or any similar registration statement under relevant non-U.S. securities laws, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such F-3 Holder(s), the Company shall:

(i)             within fifteen (15) business days after the date such request is received, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)            use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4, in case of any of sub-sections 1.4(iii)(a) through (e) below.

(iii)           All written requests from any Holder to effect a registration on Form F-3 or Form S-3 pursuant to this Section 1.41.4 shall indicate whether such Holder intends to effect the offering promptly following effectiveness of the registration statement or whether such Holder intends for the registration statement to remain effective so that such Holder may affect the offering on a delayed basis (a “Shelf Request”). In the event a Form F-3 or Form S-3 is filed pursuant to a Shelf Request, upon a written request (a “Form F-3 Demand Notice”) from any Holder entitled to sell securities pursuant to such Form F-3 or Form S-3 without filing a post-effective amendment, that the Company effect an offering with respect to Registrable Securities (a “Takedown”), the Company will, as soon as practicable, (x) deliver a notice relating to the proposed Takedown to all other Holders who are named or are entitled to be named as a selling shareholder in such Form F-3 or Form S-3 without filing a post-effective amendment thereto and (y) promptly (and in any event not later than ten (10) Business Days after receiving such request) supplement the prospectus to an effective shelf registration statement as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such Form F-3 Demand Notice together with the Registrable Securities requested to be included in such Takedown by any other Holders who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company; except that the Company shall not be obligated to effect any such Takedown, pursuant to this section 1.4:

(a) if Form S-3 or Form F-3 is not available for such offering by the Holders;

(b) if the Company has filed two (2) Form S-3 or Form F-3 registration statements or two (2) Takedowns, as applicable, pursuant to this Section 1.3 in any 12 (twelve) month period and such registrations have been declared or ordered effective;

(c) if the Company shall furnish to the F-3 Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration or Takedown, as applicable, to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement or the Takedown, as applicable, for a period of not more than ninety (90) days after receipt of the request of the F-3 Holder(s) under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

(d) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a registration under the Act pursuant to Section 1.2 or this Section 1.4, or a Takedown, as applicable, or in which the F-3 Holders had an opportunity to participate pursuant to the provisions of Section 1.3, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(e) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(f) if the Holders participating in such registration propose to sell Registrable Securities and such other securities (if any) or if the Registrable Securities requested to be offered pursuant to such Takedown, as applicable, shall be at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than one million US Dollars ($1,000,000).

(iv)             Subject to the foregoing, the Company shall file a registration statement or prospectus supplement covering the Registrable Securities and other securities so requested to be registered or sold (as applicable) as soon as practicable after receipt of the request or requests of the Holders. Registrations or Takedowns effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5           [Reserved].

1.6           Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)             prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, use commercially reasonable efforts to keep such registration statement effective for a period of up to one hundred and twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(ii)            prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(iii)           furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(iv)           use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v)            in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(vi)           notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)          notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed.

(viii)         notify each Holder of Registrable Securities covered by such registration statement, promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus for additional information.

(ix)            advise each Holder whose Registrable Securities are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued.

(x)             use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, or if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, and subject to each such requesting Holder to whom the letter below is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountants, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a letter pursuant to subsection (ii) below and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering (to the extent deliverable in accordance with their professional standards), addressed to the underwriters, if any; provided, that the Company shall only be required to comply with this clause (x) in connection with an underwritten offering.

(xi)            use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(xii)           provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.7           Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall promptly furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to timely effect the registration of such Holder’s Registrable Securities.

1.8           Expenses of Registration. All expenses, other than Selling Expenses (as defined below), incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by a majority in interest of the Holders participating in such registration, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to each of the two demands registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4 to the extent that such registration shall not constitute the use of a demand registration. "Selling Expenses" shall mean underwriting discounts, applicable stock transfer taxes and selling commissions applicable to the sale of Registrable Securities. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 1 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

1.9           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10         Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(i)             To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, the partners or officers, directors and shareholders of each selling Holder, legal counsel and accountants for each selling Holder, any underwriter (as defined in the Act) for such selling Holder and each person, if any, who controls such selling Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, in connection with the offering covered by such registration statement; and the Company will reimburse each such selling Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.10(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned Person expressly for use in connection with such registration; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(ii)            To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder or any of such other Holder’s partners, directors or officers or any Person who controls such Holder within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any other federal or state laws or the equivalent securities exchange law of another jurisdiction, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the person asserting the claim; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.10(ii), for any legal or other expenses reasonably incurred by the Company or any such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided further that in no event shall any indemnity under this subsection 1.10(ii) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(iii)           Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually and reasonably satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(iv)           If the indemnification provided for in this Section 1.10 either (i) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal), or (ii) contribution under the Act may be required on the part of any such indemnified party in circumstances for which indemnification is provided under this Section 1.10, then, in each such case, the Company and the indemnifying party, in lieu of indemnifying such indemnified party hereunder to which they may be subject (after contribution from others), shall contribute in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; and (C) no Holder shall be required to contribute any amount in excess of the amount such Holder would have been required to indemnify if indemnification had been applicable in accordance with its terms, except in the case of willful misconduct or fraud by such Holder.

(v)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(vi)           The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11         Reports Under Securities Exchange Act of 1934. In the event the Company becomes subject to reporting under the 1934 Act, then with a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (“SEC Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees to:

(i)             make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

(ii)            use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act (at any time after the Company has become subject to such reporting requirements); and

(iii)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for the Initial Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the Reporting Requirements under the 1934 Act) or pursuant to such form (at any time after the Company so qualifies to use such form).

1.12         Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided that such transfer or assignment is made pursuant to the provisions of the Articles and any provisions and agreements relating to transfer of securities, and provided further that: (a) the Company is, as promptly as practicable after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in a written instrument delivered and reasonably satisfactory to the Company to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. Except as set forth in this Section1.12, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Company. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and are binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

1.13         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities, excluding, for the avoidance of doubt, the Ordinary Registerable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right (a) to include such securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration ad offering all shares of Registrable Securities that they wish to include, or (b) to demand registration of their securities. Provided that, no such agreements shall be entered even if approved in accordance with this clause 1.13, if such agreement alters or adversely affects the rights of any Holder under this Agreement in a manner which is different than or disproportional to the manner in which it affects all other Holders, unless such Holder has provided its prior written consent.

1.14         “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an Initial Offering, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days in the case of an Initial Offering or ninety (90) days in any subsequent offering, unless otherwise requested by the Company or the underwriter to accommodate regulatory restrictions) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (held immediately before the effective date of the registration statement for such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Ordinary Shares or such other securities, in cash or otherwise (the “Lock-Up”). The foregoing provisions of this Section 1.14 shall only be applicable to the Holders if all officers and directors, and, in case of an Initial Offering, all holders of at least 1% (one percent) of the Company's voting securities enter into similar agreements. The foregoing provisions of this Section shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the Company’s registration are intended third party beneficiaries of this Section 1.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In addition, at the underwriters’ request, each Holder shall enter into a lock-up agreement in customary form reflecting the foregoing. The obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred and eighty (180) or ninety (90) day period. In addition to the foregoing, no Holder that would be required to sign an agreement restricting its ability to transfer pursuant to this section shall distribute shares to its shareholders, partners or members pursuant to Sections 1.2 and 1.3 until such time as such Holder has signed such an agreement required pursuant hereto. Any discretionary waiver or termination of the restrictions listed in this Section 1.13 by the Company or the underwriters shall apply pro rata to all Shareholders, based on the number of shares subject to such restrictions.

2.             Restrictions on Transfer.

2.1           The Ordinary Shares, Preferred Shares and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Ordinary Shares, Preferred Shares and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

2.2           Each certificate, instrument, or book entry representing (i) the Ordinary Shares, (ii) the Preferred Shares, (iii) the Registrable Securities, and (iv) any other securities issued in respect of the securities referenced in clauses (i), (ii) and (iii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.3 be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS' RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer set forth in this Section 2.

2.3           The holder of such Registrable Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Act; (ii) a “no action” letter from the Securities and Exchange Commission to the effect that the proposed sale, pledge, or transfer of such Registrable Securities without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Registrable Securities may be effected without registration under the Act, whereupon the Holder of such Registrable Securities shall be entitled to sell, pledge, or transfer such Registrable Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Registrable Securities to an affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2. Each certificate, instrument, or book entry representing the Registrable Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.2, except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Act.

2.4           Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 1 shall terminate upon the earliest to occur of:

(i)             the closing of a Merger and Acquisition, as such term is defined in the Articles; and

(ii)            such time as Rule 144 or another similar exemption under the Act is available for the sale of all of such Holder’s Registrable Securities without limitation during a three-month period without registration.

(iii)           the 5th anniversary of the Initial Offering.

3.	Affirmative Covenants. Until the consummation of an Initial Offering, the Company undertakes towards the Investors, as follows:

3.1           Delivery of Financial Information. The Company will furnish the following reports to each Major Holder, provided that the Board has not reasonably determined that such Major Holder is a competitor of the Company (it being clarified, that the mere ownership of securities by a venture capital fund in companies which may be deemed to be a competitor of the Company, shall not, as of itself, cause the venture capital fund to be deemed a competitor):

(i)             As soon as practicable after the end of each fiscal year and in any event within one-hundred and twenty (120) days thereafter, the consolidated balance sheet and statement of shareholder equity of the Company as of the end of such fiscal year, and the consolidated statements of income and cash flow for the fiscal year then ended, all in reasonable detail, stating in each case in comparative form the figures of the preceding fiscal year, United States dollar denominated, audited and certified by independent public accounting firm of which is one of (or is affiliated with one of) the "Big Four" US accounting firms, in each case in English and accompanied by an opinion in English of such firm which opinion shall state that such balance sheet and statements of shareholder equity, income and cash flow have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with United States generally accepted auditing standards.

(ii)            As soon as practicable, and in any event: (A) within thirty (30) days after the end of the first, second, third and fourth quarters of each fiscal year of the Company, un-audited consolidated balance sheets of the Company as of the end of such quarter and consolidated statements of income and cash flow of the Company for such quarter and for the portion of the fiscal year ending with such period, in each case in English and in reasonable detail, stating in each case in comparative form the figures for the corresponding period of the preceding fiscal year and United States dollar denominated, prepared in accordance with IFRS, except that such statements may (i) be subject to year-end audit adjustment, and (ii) not contain notes that may be required in accordance with IFRS.

(iii)           As soon as practicable, and in any event within thirty (30) days after the end of each month, a monthly report in form and substance determined from time to time by the Company’s Board of Directors, in English.

(iv)           As soon as practicable, and in any event at least thirty (30) days before each fiscal year, a comprehensive operation budget, forecasting the Company’s revenues, expenses and cash position on a monthly basis for the upcoming fiscal year.

(v)            upon request from a Major Holder, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Ordinary Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Ordinary Shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued options andoptions not yet issued but reserved for issuance, if any, all in sufficient detail as to permit such Major Holder to calculate its respective percentage equity ownership in the Company.

(vi)           Such other information that any Major Holder may from time to time reasonably request, without derogating from such Major Holder’s statutory rights.

provided, however, that in each of the above clauses the Company shall not be obligated to provide any information pursuant to this Section 3.1 that it deems in good faith to be (i) a trade secret or similar confidential or personal information of the Company or any affiliate thereof (ii) the disclosure of such information would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel or cause the Company to violate a confidentiality undertaking with a third party; (iii) the disclosure of such information would be reasonably expected to create a conflict of interests or potential conflict of interests between the Company and such Major Holder or any affiliate thereof, if so determined by the Board.

(vii)          Notwithstanding anything else herein to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement, if it reasonably concludes it must do so to comply with the Securities and Exchange Commission rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2           Inspection and Visitation. The Company will permit each Major Holder and its representatives, provided that the Board has not reasonably determined that such Major Holder is a competitor of the Company (it being clarified, that the mere ownership of securities by a venture capital fund in companies which may be deemed to be a competitor of the Company, shall not, as of itself, cause the venture capital fund to be deemed a competitor), at such Major Holder’s expense, access, during normal business hours and upon reasonable notice, to visit and inspect any of the properties of the Company, to examine its books and records and to discuss its affairs, finances and accounts with the Company's officers; except that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be (i) a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which, would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel or cause the Company to violate a confidentiality undertaking with a third party; or (iii) where the Board determines in good faith that the disclosure of such information would be reasonably expected to create a conflict of interests or potential conflict of interests between the Company and such Major Holder or any affiliate thereof, provided that to the extent that such conflict may be removed by replacing the applicable Major Holder representative and/or limiting access to certain representatives of the Major Holder, then the Company shall notify the Major Holder of such option and the conditions to such disclosure and provide to a substitute representative of the Major Holder with information pursuant to the terms of this Section 3.2 This Section shall not limit any rights that the Major Holders may have under applicable law. Such authorized representatives that are not employed by such Major Holder may, at the Company’s request, be required to execute confidentiality agreements prior to being granted access as aforesaid; and if employed by such Major Holder shall be bound by the confidentiality undertaking towards the Company pursuant to Section 3.5.

3.3           Assignment of Information and Inspection Covenants. The rights under Section 3.1 and 3.2 are transferable (but only with all related obligations) to any transferee of Registrable Securities that (i) after such transfer, holds at least such number of Registrable Securities (subject to appropriate adjustment for share splits, share dividends, combinations and other recapitalizations) such that it would be defined as a Major Holder under the Articles, or (ii) is a Permitted Transferee of a Holder.

3.4           Termination of Information and Inspection Covenants. The covenants set forth in Sections 3.1 and 3.2 hereof shall terminate and be of no further force or effect upon (i) immediately prior to the closing of an Initial Offering, (ii) immediately prior to the closing of a Merger and Acquisition, or (iii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall occur first.

3.5           Confidentiality. Each Holder agrees that any confidential or proprietary information relating to or obtained from the Company (including, without limitations, information provided to it under this Agreement (including notice of the Company’s intention to file a registration statement)) will not be disclosed, divulged or used to any other person or for any other purpose (other than to monitor its investment in the Company) (except to its officers and its legal, financial and technical advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company), without the prior written consent of the Company; provided that, in connection with periodic non-public reports to its shareholders, partners, attorneys, accountants, consultants, and other professionals bound by legal or ethical confidentiality obligations toward the Holder (collectively, “Partners”), each Holder may, without first obtaining such written consent (but only after informing such Partners that such information is confidential and directing such Partners to maintain the confidentiality of such information), make general standard statements, not containing technical or other confidential information, regarding the nature and progress of the Company's business; and provided further, that each Holder may provide summary information regarding the Company's financial information in its reports to their respective Partners (but only after informing such Partners that such information is confidential and directing such shareholders or partners to maintain the confidentiality of such information), but may not annex to such reports the full financial information to be provided under this Agreement by the Company. For the avoidance of doubt, with respect to a certain Shareholder, Confidential Information shall not include any information which: (1) was in the public domain prior to the time of disclosure by the Company; (2) enters the public domain after disclosure by the Company to such Shareholder through no action or inaction of such Shareholder; (3) is already in the possession of such Shareholder free of any obligation of confidentiality at the time of disclosure by the Company without a breach of any obligation of confidentiality (by such Shareholder or by any third party from whom such information have been obtained); or (4) is required by law to be disclosed by such Shareholder; provided that such Shareholder shall use all commercially reasonable efforts to maintain the confidentiality of such disclosed information and further provided that such Shareholder promptly as practicable notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure and to obtain confidential treatment for any information so disclosed. The obligations of the Holders under this Section 3.5 shall survive any termination of this Agreement in accordance with the terms hereof.

3.6           Accounting. The Company will maintain and cause each of its subsidiaries to maintain a system of accounting established and administered in accordance with IFRS consistently applied and will set aside on its books and cause each of its subsidiaries to set aside on its books all such proper reserves as shall be required by IFRS.

3.7           ESOP Vesting. Unless otherwise determined by the Board in accordance with the Articles, options granted under the Company's 2019 Employee Share Option Plan (or any other option plan adopted thereafter by the Board) to Company's employees, directors or consultants shall vest according to a standard four (4) year vesting schedule with a one (1) year cliff and quarterly vesting thereafter. All options holders shall be required to execute a proxy in a form prescribed by the Company. The Company shall not grant any options which include provisions allowing for acceleration of unvested options upon certain events without the consent of the Board, including the consent of one of Preferred Directors (as defined in the Articles).

3.8           FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

3.9           US Tax Covenants. With respect to each Investor who is a Major Holder, the Company represents, warrants and covenants to such Investor as follows:

(i)             US Tax Classification. The Company represents, warrants and agrees that the Company has not made any election to have the Company treated as an entity other than an association taxable as a corporation for United States federal income tax purposes on Internal Revenue Service Form 8832, in the manner described under Section 301.7701-3(c) of the United States Treasury Regulations. Without the consent of the Investor, the Company shall not make any election to be treated as a partnership for United States federal income tax purposes, and the Company shall not take any other action or reporting position that would be inconsistent with the treatment of the Company as a corporation for United States federal income tax purposes.

(ii)            Assistance with Tax Filings and Reporting. If the Company determines that the Investor is subject to any tax filing or reporting obligation in any jurisdiction as a result of the activities of the Company, the Company shall notify the Investor of such determination. At the Investor’s request, the Company shall provide such information as may reasonably requested to enable the Investor to comply with its tax reporting and compliance obligations attributable to its investment in the Company (including, without limitation, any reporting obligations under Sections 6038 and 6038B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)). If the Company is required to deduct and withhold taxes on any payment to the Investor, at the written request of the Investor the Company will use commercially reasonable efforts to assist the Investor in obtaining any available reduced rate of, exemption from, or refund of such tax (including the obtaining of a valid certificate issued by the applicable tax authority prescribing such reduced rate or exemption), pursuant to any applicable tax treaty or applicable law, provided the Investor timely provides the Company with all necessary forms and information to establish a reduced rate of, exemption from, or refund of such tax.

(iii)           PFIC. The Company shall, at the Investor’s request, provide the Investor with information reasonably required by the Investor in order for the Investor to determine whether or not the Company (or any direct or indirect subsidiary of the Company (each, a “Subsidiary”) is “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”). In addition to the foregoing information, the Company shall promptly provide the Investor with such other information requested by the Investor to the extent the Investor deems such information reasonably necessary for the Company (or any of Subsidiary) to be treated as a “qualified electing fund” (within the meaning of Section 1295 of the Code) with respect to any beneficial owner of the Investor that is a United States person (within the meaning of Section 7701(a)(30) of the Code).

(iv)           CFC. The Company shall use its commercially reasonable efforts to minimize the likelihood that the Company will be classified as a “controlled foreign corporation” (a “CFC”) within the meaning of Section 957 of the Code. The Company shall also provide to the Investor such information as may be reasonably required in order to enable the Investor to verify the CFC status of each such entity and to determine, with respect to any such entity determined to be a CFC, whether the Investor (or any beneficial owner thereof) is a United States shareholder (with the meaning of 951(a) of the Code) with respect to such CFC. At the request of the Investor, the Company shall provide the Investor with reasonable access to information with respect to the Company or any Subsidiary (including the books and records thereof) as may be available to the Company to enable the Investor (and each beneficial owner thereof) to comply with all tax filing and payment obligations (and any other information reporting obligations) arising out of the Investor’s ownership of an interest (directly or indirectly) in the Company or such Subsidiary. Without limiting the generality of the foregoing, with respect to any such entity that is a CFC, the Company shall provide the Investor, upon request, with such information as may be necessary (A) to calculate the earnings and profits of such CFC for purposes of Sections 952 or 1248 of the Code or otherwise; and (B) to determine the extent to which such CFC’s income is required to be included in the gross income of the Investor (or any beneficial owner thereof) as “subpart F income” (within the meaning of Section 952 of the Code), “global intangible low-tax income” (within the meaning of Section 951A of the Code) or otherwise.

Notwithstanding anything herein to the contrary, the provisions of this Section 3.10 and its subsections may not be waived on behalf of any Major Holder who is a US Taxpayer without the written consent of such Major Holder.

3.10         Nidra Logic. The Company agrees and undertakes towards the Investors that it shall not enter into any investment agreement, whether by way of equity, convertible securities, debt or other instrument with Nidra Logic Ltd. unless such transaction is approved by the Board including the approval of a majority of the Preferred Directors. The above shall not include the investment of an amount of up to $170,000 into Nidra Logic Ltd. by way of SAFE or similar convertible equity.

4.	Miscellaneous.

4.1           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and are binding upon the respective successors and permitted assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2           Effect of Change in Company’s Capital Structure. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding shares of the Company, then in such event any and all new, substituted or additional securities to which a shareholder is entitled by reason of the shareholder’s ownership of the shares of the Company shall be immediately subject to the rights and obligations set forth in this Agreement, with the same force and effect as the shares subject to such rights immediately before such event.

4.3           Governing Law. This Agreement shall be governed by and construed exclusively under the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the competent courts in Tel-Aviv-Jaffa shall have sole jurisdiction over this Agreement and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such courts. Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the abovementioned courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the abovementioned court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the abovementioned court, and (iv) irrevocably consents to service of process in the manner provided by Section 4.6 or as otherwise provided by applicable law.

4.4           Counterparts. This Agreement may be executed in two or more counterparts (including by signature by electronic means (such as Docusign or the like), or by e-mail and PDF files), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) or by electronic delivery (in .pdf format or the like) shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

4.5           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6           Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) one (1) business day after transmission by facsimile or Email (provided that no notification of failure to deliver was received), addressed to the other party at its Email address, with confirmation of transmission; (c) one (1) Business Day after deposit with a return receipt express courier for deliveries within Israel, or three (3) Business Days after such deposit for deliveries outside of Israel; or (d) three (3) Business Days after deposit in the mail by registered or certified mail (return receipt requested) for deliveries within Israel. All notices not delivered personally or by Email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at:

If to the Company:

Israel

Attention:

E-mail:

With mandatory copy (which shall not constitute notice) to:

Israel

Attention: Adv.

Email:

If to the Holders:                                  to the addresses set forth in the Company’s register of shareholders.

With mandatory copy (which shall not constitute notice) to:

Amar, Reiter, Jeanne, Shochatovitch & Co. (AYR)

Malha Technology Park, The Tower (“HaMigdal”),

2 Agudat Hapoel Street, Jerusalem, 9695801, Israel

Attention: Adv. Daniel Chinn

Email: DanielC@ayr.co.il

or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto. All notices for delivery outside Israel will be sent by Email or by express courier. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date effectively given to the last party required to be given such notice.

4.7           Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8           Entire Agreement: Amendments and Waivers.

This Agreement (including the Exhibits hereto, if any), constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities including the written consent of the holders of at least a majority of the Registrable Securities held by holders of Preferred Shares; provided, however, that in the event that such amendment or waiver adversely affects the specific obligations and/or rights or preferences of a certain Holder or group of Holders or certain class or series of shares in a manner which is different than or disproportional to the manner in which it affects all other Holders, such amendment or waiver shall also require the written consent of holders of a majority of the Registrable Securities held by such Holder or such group, class or series, as the case may be; it being clarified that an amendment or waiver that by its terms is applied to all classes of shares but has a different or disproportionate economic effect on different classes of shares, or a different or disproportionate effect on different shareholders due to the number of shares held by them, shall, notwithstanding the different or disproportionate effect, be still considered as not having a different or disproportional effect on any specific Holder or group of Holders class or series of shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of the Company and each future holder of shares, and the Company. For the avoidance of doubt and without derogating from any other provision contained herein (including without limitation Section 1.13), granting by the Company of registration rights and/or similar rights equal to or on parity with those of the Holders to holders of a new class(es) of preferred shares shall not be deemed an amendment pursuant to which the rights or preferences of any Holder(s) are adversely altered.

4.9           Termination of Prior Agreements. By signature hereon of the relevant parties, Section 9 of the Share Purchase Agreement signed by the Company and certain of its shareholders dated 1 July 2019, are hereby terminated and cancelled.

4.10         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.11         Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

4.12         Aggregation of Shares. All shares of Registrable Securities held or acquired by entities or persons who are Permitted Transferees of each other shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and for the calculation of the pro rata shares of such affiliated entities.

4.13         Holder Assignees.        Any rights conferred upon each Holder or any of its affiliates, may be transferred or assigned, free of any restriction, to their Permitted Transferees (as defined in the Articles) holding shares in the Company.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:

CANNASOUL ANALYTICS LTD.

By:	/s/Shmuel Mandel

Name: Shmuel Mandel

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SYNAPTOGENIX, INC.

By:	/s/ Alan Tuchaman

Name: Alan Tuchman

Title: Chief Executive Officer